Exhibit 99

For Immediate Release                  Contact:  Rick DeLisi
May 14, 2003              Director, Corporate Communications
Page 1 of 1                                   (703) 650-6550

   Atlantic Coast Airlines Holdings, Inc. Chief Financial
 Officer to Present at BB&T Capital Markets Equity Research
                         Conference

Dulles, VA, (May 14, 2003) - Atlantic Coast Airlines Holdings, Inc. (ACA) (Nasdaq/NM: ACAI) Chief Financial Officer Richard Surratt will make a presentation to investors and financial analysts during the BB&T Capital Markets Equity Research Conference being held in Leesburg, VA. The ACA presentation is scheduled to take place Tuesday, May 20th, 2003 at approximately 7:55am Eastern.

A   live  audio-only  webcast  of  the  conference  will  be
accessible through the following web address:

http://www.twst.com/econf/mm/bbt4/acai.html

Please   allow  a  few  moments  to  register   before   the
presentation begins. A recording of the ACA presentation will be available at that same address for at least 30 days following the conference.

The slides that will accompany the ACA presentation will be available as a PowerPoint file in the "For Investors" section of the Atlantic Coast corporate website:

www.atlanticcoast.com

ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States, as well as Canada. The company has a fleet of 142 aircraft-including 112 regional jets-and offers approximately 825 daily departures, serving 84 destinations.

Atlantic Coast employs over 4,900 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about Atlantic Coast, visit our website at www.atlanticcoast.com.